Exhibit 99.1

For Immediate Release

Seattle Genetics Reports Second Quarter 2004 Financial Results

Bothell, WA — July 27, 2004— Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for its second quarter ended June 30, 2004.

“We continue to deliver on our clinical, preclinical and operational objectives, notably by advancing our ongoing SGN-30 phase II and SGN-40 phase I clinical trials and by initiating our next phase II clinical trial of SGN-15,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We have also recently established several important collaborations, including an antibody-drug conjugate (ADC) collaboration with CuraGen Corporation and a preferred provider manufacturing arrangement with Albany Molecular covering the drug-linker component of our ADC technology. In addition, we expanded our research and early-stage pipeline activities through a co-development agreement with Celera Genomics and an in-license from Imperial College, London.”

Revenues for the second quarter of 2004 were $1.5 million, slightly higher than revenues in the second quarter of 2003. For the first six months of 2004, revenues were $3.5 million, compared to $2.2 million for the same period in 2003. Revenues primarily represent fees earned from the company’s ongoing technology collaboration and license agreements.

Total operating expenses for the second quarter of 2004 were $10.9 million, compared to $7.3 million for the second quarter of 2003. For the first six months of 2004, total operating expenses were $20.1 million, compared to $14.3 million in the first six months of 2003.

Research and development expenses increased to $9.0 million in the second quarter of 2004, compared to $5.6 million in the second quarter of 2003. This growth was primarily driven by higher levels of contract manufacturing of clinical grade materials, expanded clinical trial activity and an increase in the company’s workforce. General and administrative expenses were $1.4 million in the second quarter of 2004, compared to $1.1 million in the second quarter of 2003. As of June 30, 2004, Seattle Genetics had 120 employees, up 22 percent from 98 as of June 30, 2003.

Seattle Genetics recorded a non-cash charge for a preferred stock deemed dividend of $27.1 million in the second quarter of 2004. The non-cash preferred stock deemed dividend is associated with the company’s $41 million private placement of Series A convertible preferred stock that closed in July 2003. Seattle Genetics will record an additional non-cash charge for the preferred stock deemed dividend of $7.2 million in the third quarter of 2004.

“The non-cash charges associated with our preferred stock financing do not impact net loss, cash flows or total stockholders’ equity,” stated Tim Carroll, Chief Financial Officer of Seattle Genetics. “These non-cash charges have been reflected in our financial statements since the third quarter of 2003, peaking in the second quarter of 2004, and will conclude in the third quarter of 2004.”

Net loss attributable to common stockholders for the second quarter of 2004 was $35.9 million, or $0.89 per share, compared to $5.5 million, or $0.18 per share, for the same period in 2003. For the six months ended June 30, 2004, net loss attributable to common stockholders was $44.8 million, or $1.17 per share, compared to $11.5 million, or $0.37 per share, for the same period in 2003. The increases in both periods are primarily attributable to the non-cash charge for the preferred stock deemed dividend, as previously disclosed.

As of June 30, 2004, Seattle Genetics had $120.4 million in cash, cash equivalents, short-term and long-term investments compared to $131.7 million as of March 31, 2004. The decrease is principally the result of increased spending on contract manufacturing campaigns and growth in clinical trial activities, reflecting progress in the company’s product pipeline. In addition, capital expenditures during the second quarter of 2004 included construction for the expansion of existing laboratory and office facilities, which the company expects to be substantially complete in the third quarter of 2004.

Highlights of recent accomplishments by Seattle Genetics include the following:

•	Initiating a phase II biomarker clinical trial of SGN-15 for the treatment of non-small cell lung cancer. The study will utilize a biomarker to assist in evaluating the optimized dosing schedule of SGN-15 in combination with Taxotere®. Preclinical studies have indicated that administration of SGN-15 prior to Taxotere can significantly enhance the therapeutic effect of the combination regimen compared to simultaneous administration of the two drugs.

•	Licensing its ADC technology to CuraGen Corporation for use with CuraGen’s proprietary antibodies for the treatment of cancer. CuraGen paid an upfront fee of $2.0 million for access to the ADC technology and will pay maintenance and material supply fees, research support payments, progress-dependent milestone payments and royalties on net sales of any resulting ADC products.

•	Entering into a strategic collaboration with Celera Genomics Group to jointly discover and develop antibody-based therapies for cancer. The two companies will co-fund preclinical and clinical development and will share any profits resulting from collaboration products. Celera Genomics will also pay progress-dependent commercialization milestones to Seattle Genetics for any co-developed ADCs.

•	Completing a preferred provider agreement with Albany Molecular Research, Inc. (AMRI) for manufacturing of the proprietary drug-linker system utilized in Seattle Genetics’ ADC technology. The arrangement secures rights for Seattle Genetics’ ADC licensees to work directly with AMRI on manufacturing campaigns to obtain cGMP supplies of drug-linker units to support future clinical trials of products utilizing the ADC technology.

•	Obtaining exclusive rights to a novel monoclonal antibody and two issued U.S. patents from Imperial College Innovations Limited, the technology transfer company of Imperial College London. Seattle Genetics will evaluate the antibody against a variety of cancers, including hematologic malignancies and solid tumors such as breast, colon and bladder cancer.

•	Appointing Franklin M. Berger, CFA, a biotechnology industry analyst with over 25 years of experience in capital markets and financial analysis, to its Board of Directors. Mr. Berger brings financial expertise and extensive knowledge of the biotechnology industry to the position.

•	Announcing its addition to the Nasdaq Biotechnology Index (Nasdaq: NBI), which includes biotechnology and pharmaceutical companies listed on the NASDAQ National Market that meet minimum requirements for market value, average daily share volume and seasoning as a public company.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including three being tested in multiple ongoing clinical trials, SGN-30, SGN-15 and SGN-40, and three in preclinical development, SGN-35, SGN-75 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group, Protein Design Labs and CuraGen and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to ongoing and planned clinical trials and preclinical development activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended June 30		Six months ended June 30,
	2004	2003	2004	2003
Revenues	$1,542	$1,505	$3,514	$2,215

Expenses
Research and development	9,014	5,633	16,586	11,161
General and administrative	1,387	1,126	2,842	2,264
Noncash stock-based compensation expense	533	491	686	835

Total operating expenses	10,934	7,250	20,114	14,260

Loss from operations	(9,392)	(5,745)	(16,600)	(12,045)
Investment income, net	556	241	1,099	579

Net loss	(8,836)	(5,504)	(15,501)	(11,466)
Noncash preferred stock deemed dividend	(27,085)	—	(29,329)	—

Net loss attributable to common stockholders	$(35,921)	$(5,504)	$(44,830)	$(11,466)

Basic and diluted net loss per share	$(0.89)	$(0.18)	$(1.17)	$(0.37)

Weighted-average shares used in computing basic and diluted net loss per share	40,192	30,619	38,370	30,585

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2004	December 31, 2003
Assets
Current assets
Cash, cash equivalents and short-term investments	$44,071	$40,830
Other current assets	4,413	1,841

Total current assets	48,484	42,671
Property and equipment, net	8,919	5,500
Long-term investments	76,280	32,852
Restricted investments	981	976

Total assets	$134,664	$81,999

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,288	$1,726
Deferred revenue	4,981	2,106

Total current liabilities	8,269	3,832

Deferred rent	439	390
Deferred revenue, net of current portion	4,072	2,899

Total long-term liabilities	4,511	3,289

Stockholders’ equity	121,884	74,878

Total liabilities and stockholders’ equity	$134,664	$81,999